EXHIBIT 99.2 — Questions with Answers About the Merger for Lee Stockholders

Q&A / Stockholders

Q:  Lee has historically focused on smaller market properties and bills itself as the premier publisher of daily newspapers in midsize markets. How does this acquisition, particularly St. Louis, fit your strategy?

        The deal enhances Lee’s core position, gets us into markets in the rapidly growing Southwest and extends our company into another metro market that plays into our core competencies.
        Pulitzer properties like The Pantagraph in Bloomington, Ill., The Daily Herald in Provo, Utah, and the Napa Valley Register in Napa, Calif., are obvious natural fits with the bulk of our operations.
        In Tucson, the Arizona Daily Star is in a JOA operation similar in size and scope to our partnership in Madison, Wis. Coincidentally, the president of the joint company and the top advertising executive are former Lee executives, so our comfort level there is high.
        That brings us to St. Louis, which we have concluded is an attractive market similar in many respects to existing Lee markets:

•	Pulitzer has built a strong platform in St. Louis, including the Post-Dispatch, the Suburban Journals, STLtoday.com and a direct-mail operation. The Suburban Journals alone have distribution of more than a million copies a week.
•	Pulitzer’s platform with multiple titles in the market is similar to the Lee SBU approach you’d find in Madison, Lincoln and other Lee markets.
•	Market penetration, especially in the growing St. Louis suburbs, is well within the range of what we see in larger Lee markets. The Post-Dispatch has no daily newspaper competition on the Missouri side of the river and enjoys readership reach that is among the best of U.S. metro papers.
•	Operationally, the Post-Dispatch resembles Lee’s larger newspapers, especially those that compete in metro areas.
•	St. Louis is a Midwestern community with values like those in other Lee markets, including Mississippi River cities where Lee owns papers, like Davenport, Iowa, or La Crosse, Wis.
•	It is a regional hub for shopping, health care and culture.
•	Residents enjoy high purchasing power, a low cost of living and relatively easy commuting.

Q: Does Lee have the expertise to compete in a metro market?

        Yes.
        In the first place, Pulitzer already has strong management in place, and we have been impressed with both strategies we’ve seen and people we’ve met.
        As for Lee’s experience:
        Two of our largest newspapers operate in metro markets. The North County Times in Oceanside and Escondido, Calif., is in the northern suburbs of San Diego. The Times in Munster, Ind., circulates in the southeast suburbs of Chicago. Both papers were part of the Howard Publications acquisition in 2002. Both have grown since the purchase, particularly the North County Times, where cash flow has almost doubled in three years.

        Several of Lee’s executives have metro market experience. Chief among them is Mary Junck, our chairman, president and CEO, who joined Lee in 1999. She previously held several senior executive positions at Times Mirror Company. From 1997 to 1999, she was executive vice president of Times Mirror and president of Times Mirror Eastern Newspapers. She was responsible for all newspaper operations in the region, including Newsday, The Baltimore Sun, the Hartford Courant, The Morning Call and Southern Connecticut Newspapers. From 1993 to 1997, she was publisher and chief executive officer of The Baltimore Sun. From 1990 to 1992, she was publisher and president of the St. Paul Pioneer Press, where she had served as president, general manager and senior vice president since 1985.

Q: How will Lee pay for Pulitzer?

        Lee has received a fully committed $1.55 billion credit facility led by Deutsche Bank and SunTrust Bank.  The facility consists of a seven year, $450 million revolving credit and $1.1 billion of seven or eight year term loans at floating rates tied to the company’s leverage levels.  The agreements have traditional covenants that allow the company very good operating flexibility.  Debt repayments in the early years of the agreements are modest.
         An agreement of this nature would not have been possible without the strong cash flow generation our company has historically demonstrated.

Q: Discuss the impact on earnings per share and Lee's balance sheet.

        The transaction will immediately and positively influence Lee’s ability to generate substantial free cash flow to maintain a strong balance sheet, as we demonstrated after the Howard acquisition. Although this transaction takes Lee’s initial level of debt higher than we’ve had historically, we are confident in our ability to return quickly to an investment grade profile.
        The transaction will be immediately accretive to free cash flow. For the fiscal year ending Sept. 30, 2006, free cash flow per diluted share is expected to increase approximately 50 cents.
        Because of significant non-cash charges for amortization of intangible assets, the transaction is expected to be dilutive to reported earnings by an estimated 8-10 cents per diluted share in fiscal 2005, excluding one-time transition costs and assuming a May 31 closing. Dilution to reported earnings per share is estimated to be approximately 10-11 percent in fiscal 2006. Timing of the closing and final valuation of intangible assets can both significantly affect these estimates.
        Lee is extremely confident in the ability of the combined company to generate substantial and increasing free cash flow, which will enable Lee to rapidly delever the balance sheet. We expect that over the next 24 months that Lee will return to a solid investment grade profile. We are comfortable with the pro forma capital structure given the financial attributes of the company and the attractive financing available in the current market. The bank financing is fully committed with 7-8 year maturities.  Further, there are no onerous covenants and no significant debt amortization requirements in the early years. Lee may consider other financing opportunities in the long-term debt market or in the equity or equity linked market. Nothing, however, is needed or required. We are comfortable with our business and our balance sheet.

Q: How does the purchase price compare to similar deals in recent history?

        The purchase price of $64 per share translates to 13.5 times operating cash flow for the 12 months ended December 26, 2004, and 11-11.5 times operating cash flow for the first full fiscal year, ending September 30, 2006. Both are in the range of other major newspaper stock purchases in the last five years.

Q: Do you plan to sell any of the Pulitzer newspapers?

        No. The purchase of Pulitzer expands Lee’s geographic reach into some fast-growing markets in the Southwest, and it enhances our position in other areas of the country, plus extends Lee into an attractive top 25 metro market. While we regularly evaluate proposals to buy, sell or exchange properties, we have no plans at this time to divest any of the Pulitzer newspapers.

Q: What kind of cost-saving opportunities do you see in the merger?

        The pro forma assumes a significant reduction in corporate costs. We can expect some savings due to increased purchasing power, but we don’t expect savings in newsprint expense as Pulitzer is already part of the same buying group as Lee. We have a track record of steadily improving margins by maintaining careful cost controls while also focusing on topline growth and producing quality products.

Q: What are the opportunities for revenue growth?

        Lee has consistently outperformed the industry average on revenue growth, and we see attractive room for topline growth in Pulitzer by energetically applying Lee’s proven sales tactics.
        In particular, we expect early successes from the use of Lee’s blitz-team approach, combining sales training programs with intensive prospecting and team selling in specific categories.  Based on the needs of an individual market and local ad management teams, we send in well-trained sales crews to assist local salespeople in focused efforts, often targeting competing media, including yellow pages, cable and radio. Our Flight frequency advertising sales program should be easily integrated into Pulitzer markets, as should our current focus on key classified categories such as automotive  and recruitment.
        In addition to advertising sales training programs, Lee’s focus on topline revenue growth includes simply hiring the best salespeople we can and filling open positions quickly.
        In St. Louis, we see opportunity for continued growth in territories and midsize accounts, as well as in improved cross-selling between the Post-Dispatch and the Suburban Journals. These are areas where Lee has a good track record of success.
        In St. Louis and elsewhere, we believe Lee’s online sales model, including selling “big ads” and creating stronger classified verticals, will lead to substantial increases in revenue.  In online, as with print, Lee’s SWAT team approach includes training with intensive prospecting and team selling.
        We also see opportunity for continued growth in niche publications in several Pulitzer markets, similar to what we’ve launched in other Lee properties.

Q:  Can you increase circulation as you have in Lee?

        Pulitzer has had circulation success of its own.
        Lee’s track record historically has been better than the industry as a whole, especially on Sundays, the most important day of the week for advertisers. Overall, the application of Lee’s best practices helped the Howard newspapers increase circulation. We think those strategies also will help Pulitzer papers grow paid circulation through diversified sales pressure, improved retention programs, such as EZ Pay, and focused single copy sales.
        In St. Louis, we believe we can improve circulation through stronger sales pressure and marketing efforts. The Post-Dispatch also will benefit as a result of Pulitzer’s work to purchase the majority of distribution routes through negotiations with independent distributors. That makes customer contact easier and allows for better control of single-copy sales programs.
        We expect circulation revenue to remain generally flat.

Q: What do you forecast in terms of capital spending?

        Lee’s estimate for 2005 for its own capital spending is $20 million.  On a combined basis, we expect capital spending of 3% or less of revenue on an ongoing basis.  As part of our due diligence effort, we engaged an independent consultant to evaluate press and production facilities in St. Louis, Tucson and Bloomington, the three largest operations.  The consultant confirmed that Pulitzer has done a good job of maintaining the physical needs of its properties, as does Lee.  At some point in the future, those operations will need to be upgraded again, but the time horizon for those events appears to be well into the future.

Q: Discuss the union situation in St. Louis and elsewhere in Pulitzer.

        Of nearly 1,300 employees at the Post-Dispatch, more than 1,000 are represented by 11 unions. The largest is the Guild, which covers about 600 full-time and part-time employees.
        Current Pulitzer management has worked to maintain good relations with the unions and all employees. While we have not yet had a chance to meet with union representatives, we look forward to doing so. Based on information from Pulitzer, we believe the climate is positive and that contracts give management sufficient operating flexibility.
        There are only a few small unions outside of St. Louis.

Q: How do you view the JOA with Gannett in Tucson?

        We expect to have a good relationship with Gannett Co., Inc., as our partners in Tucson.
        The joint operating agreement in Tucson has been in place since 1940. Pulitzer became a partner in 1971 and Gannett bought its half-interest in 1977.
        Pulitzer oversees the news operations for the Arizona Daily Star, a morning newspaper with circulation of about 100,000 daily and 162,000 on Sunday. Gannett operates the Tucson Citizen, a 30,000-circulation afternoon newspaper six days a week.
        With the exception of the two newsrooms, joint operations of the two papers are controlled by TNI Partners. Both Pulitzer and Gannett have three members on the TNI Board, which hires the president. Coincidentally, the current president, Mike Jameson, is a former Lee executive, as is the top advertising executive, Dan Adams. We’re pleased to renew our relationships with them.
        The current operating agreement in Tucson expires in 2015, but it can be renewed by either party for successive periods of 25 years each.

Q: Do you plan to make management changes?

        We don’t expect widespread changes. By way of reference, we made no immediate changes at the publisher level when we bought Howard Publications in 2002, other than filling a vacant position. Most of the publishers and other key personnel are still with Lee.
        We have met or talked with every Pulitzer publisher and many of the top managers. Our overall impression is that Pulitzer is a well-run company with many talented people in upper management and on the front lines. Just as with Howard, we expect our other newspapers in Lee to benefit from the influx of new talent and fresh ideas.

Q: Will Pulitzer family members be involved in the combined business?

        We do not expect Pulitzer family members to be actively engaged in the combined business, but will welcome their advice on preserving the Pulitzer heritage.

Additional Information and Where to Find It

The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

Participants in the Solicitation

The directors and executive officers of Pulitzer Inc. and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Pulitzer’s directors and executive officers will be available in the proxy statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.